ANNEX F

CODE OF ETHICS

FOR

EQUINOX INSTITUTIONAL ASSET MANAGEMENT LP

(f/k/a Tapestry Asset Management LP)

MARCH 2011

Insider Information and Personal Investment Policy

Any questions regarding the Code should be directed to the Adviser’s Chief Compliance Officer (“CO”), Karen M. Judge.

STANDARD OF BUSINESS CONDUCT

Equinox Institutional Asset Management LP (the “Adviser”) is an Investment Adviser registered under the Investment Advisers Act of 1940, as Amended and has adopted this Code of Ethics and Inside Information and Personal Investment Policy (“the Code”). The Adviser places the highest significance on the ethical conduct and integrity of its partners, officers and employees and is committed to maintaining the highest ethical standards in all its business activities. The Adviser and its partners, officers and employees owe a fiduciary duty to the Adviser’s clients when conducting all business activities and when making personal investments.

The Code is intended to minimize conflicts and potential conflicts of interest among the Adviser, its partners, officers and employees. The code is intended to provide policies and procedures consistent with applicable law, including Rule 204-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”), Section 204A of the Advisers Act and Rule 204A-1 promulgated under the Advisers Act to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by client accounts. All partners, officers and employees of the Adviser are “Covered Persons” under this Code.

The Adviser expects all of its partners, officers and employees to always act in the best interest of the Adviser and its clients, in all business activities.

The Adviser expects all of its partners, officers and employees to act in accordance with all applicable laws and regulations, as well as all policies of the Adviser.

The Adviser expects all of its partners, officers and employees to place the interest of the Adviser and its clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the Adviser and its clients.

ANNEX F

The Adviser expects all of its partners, officers and employees to avoid actions or activities that allow or appear to allow them or their Related Persons (refer to the “Covered Accounts” section below for a definition of Related Persons) to improperly profit or benefit from their relationships with the Adviser or its clients, or that bring into question their judgment or independence.

POLICY ON INSIDE INFORMATION

All Covered Persons and Related Persons (refer to the “Covered Accounts” section below for a definition of Related Persons) are prohibited from engaging in any securities transaction for their own benefit or the benefit of others, including any clients, while in possession of material, non-public information (herein referred to as “inside information”) concerning such securities. Information should be considered material if a reasonable investor would consider the information important in making an investment decision. Information should be considered non-public when it has not been widely disseminated to investors and the general public. Further, if this information were to be disclosed, it would likely affect the market value of the securities in question or is likely to be considered important to reasonable investors.

Penalties for trading on or merely communicating inside information are severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to both civil and criminal penalties even if he or she does not personally benefit from the violation.

Information in your possession that you identify as material, non-public information may not be communicated to anyone, including persons within the Adviser, except to the CO. To protect yourself, clients and the Adviser, you should contact the CO immediately if you believe that you may have received material, non-public information. The CO will add the securities about which you have information to the Adviser’s Restricted List.

Any inside information maintained by the Adviser should be maintained in a secure format. For example, files containing material, non-public information should be sealed and access to computer files containing material non-public information should be restricted.

As the law of insider trading continues to evolve, other activities may fall within the scope of the Insider Trading laws. This will be closely monitored by the CO and as needed, the CA.

ANNEX F

OUTSIDE BUSINESS ACTIVITIES

Reporting of and Consent for Outside Activities

In order to be sure that Covered Persons devote their time to their duties at the firm and to ensure that they do not take on activities that could present conflicts of interest, all Covered Persons must obtain the written approval (via Annex C of the Adviser’s Compliance Manual) of the CO prior to participating in outside business activities, which may include:

(a)	Serving as a director, officer, general partner or trustee of, or as a consultant to, or on the committee of any business, corporation or partnership, including family owned businesses and charitable, non-profit and political organizations.

(b)	Accepting a second job or part-time job of any kind or engaging in any other business outside of the Adviser.

(c)	Acting, or representing that the Covered Person is acting, as agent for a firm in any investment banking matter or as a consultant or finder.

(d)	Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of the Adviser) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest.

(e)	Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Adviser, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

(f)	Teaching assignments, lectures, publication of articles, or radio or television appearances.

The CO may require full details concerning the outside activity including the number of hours involved and the compensation to be received. Requests to conduct outside activities will be reviewed on a case-by-case basis. Any covered person who violates this procedure may be subject to disciplinary actions ranging from written reprimand to immediate dismissal, depending on the severity of the infraction.

ANNEX F

GIFTS & ENTERTAINMENT

Covered Persons must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities.

It is a violation of an employee’s duty of loyalty to the Adviser for any Covered Person, without the written consent of the CO, to:

(a)	give or permit to be given, directly or indirectly, anything of value, including gratuities or gifts of any kind, in excess of $100 per individual per calendar year to any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity;

(b)	receive or permit to be received, directly or indirectly, gifts of any kind, in excess of $100 per individual per calendar year from any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the Adviser;

(c)	rebate, directly or indirectly, to any person, firm, corporation or association, other than the Adviser, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Adviser or a Client Account;

(d)	accept, directly or indirectly, from any person, firm, corporation or association, other than the Adviser, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Adviser or a Client Account.

(e)	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

ANNEX F

(f)	borrow money from any of the Adviser’s suppliers or clients. However, the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be borrowing within the foregoing prohibition. In addition, acceptance of loans from other banks or financial institutions on customary terms to finance acceptance of loans from other banks or financial institutions on customary terms to finance proper and

(g)	usual activities, such as home mortgage loans, is permitted except where prohibited by law.

Should a situation arise where gifts exceeding the $100 limit are made or received, the Covered Person must notify the CO in writing immediately. The notification should include the date, description of the item, amount or estimated value, and a description of the circumstances surrounding the activity, including the Covered Person’s view regarding the permissibility of the acceptance or giving. The CO will maintain a log documenting all items reported in accordance with the above policy. Such log will include the date, recipient, item description, approximate value, and documentation of the review and approval or disapproval by the CO. When necessary, the CO will assist in the return of an inappropriate item or correction of the matter.

ANNEX F

Business entertainment has been defined by the FINRA as “providing entertainment to an employee in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event, including such business entertainment offered in connection with an educational event or business conference, in which a person associated with a member accompanies and participates with such employee irrespective of whether any business is conducted during or is considered attendant to, such event.” Therefore, the covered person must be accompanied by the provider of the entertainment at an event in order for it to be considered business entertainment, rather than a gift.

PROHIBITED RECOMMENDATIONS TO CLIENTS

No Covered Person shall recommend or execute any securities transaction for a client, without having disclosed, in writing, to the CO of the Company, any direct or indirect interest in such securities or issuers. Prior written approval of such recommendation or execution must be received from the CO. The interest in personal accounts could be in the form of:

1. Any direct or indirect beneficial ownership of any securities of such issuer;

2. Any contemplated transaction by the person in such securities;

3. Any position with such issuer or its affiliates; or

4. Any present or proposed business relationship between such issuer or its affiliates and the person or any party in which such person has a significant interest.

PERSONAL INVESTMENT POLICY

All personal securities transactions are to be conducted in a manner consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. All personal securities transactions must also be conducted in compliance with all applicable federal securities laws. The fundamental standard to be followed in personal securities transactions is that Covered Persons may not take inappropriate advantage of their positions.

ANNEX F

COVERED ACCOUNTS

This policy applies to all “Personal Securities Accounts.” These include:

•	Accounts in the Covered Person’s name or accounts in which the Covered Person has a direct or indirect beneficial interest (a definition of Beneficial Ownership is included in Exhibit A);

•	Accounts in the name of the Covered Person’s spouse;

•

Accounts in the name of children under the age of 18, whether or not living with the Covered Person, and accounts in the name of relatives living with the Covered Person or for whose support the Covered Person is wholly or partially responsible (together with the Covered Person’s spouse and minor children, “Related Persons”);

•	Accounts in which the Covered Person or any Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions.

EXCEPTIONS TO COVERED ACCOUNTS:

For purposes of this Policy, Personal Securities Accounts shall not include:

•

Estate or trust accounts in which a Covered Person or Related Person has a beneficial interest, but no power to affect investment decisions. There must be no communication between the account(s) and the person with regard to investment decisions prior to execution;

•

Fully discretionary accounts managed by either an internal or external registered investment adviser are permitted if, (i) for Covered Persons and Related Persons, the Covered Person receives permission from the CO, and (ii) for all persons covered by this Code, there is no communication between the adviser to the account and such person with regard to investment decisions prior to execution. Covered Persons with managed accounts must designate that copies of trade confirmations and monthly statements be sent to the CO;

ANNEX F

•

Covered Persons may participate in direct investment programs which allow the purchase of securities directly from the issuer without the intermediation of a broker/dealer provided that the timing and size of the purchases are established by a pre-arranged, regularized schedule (e.g., dividend reinvestment plans). Covered Persons must pre–clear the transaction at the time that the dividend reinvestment plan is being set up. Covered Persons also must provide documentation of these arrangements and direct periodic (monthly or quarterly) statements to the CO; or

•	Other accounts over which the Covered Person has no direct or indirect influence or control

CASE-BY-CASE EXEMPTIONS TO THE PERSONAL INVESTMENT POLICY AND PERSONAL ACCOUNT REPORTING REQUIREMENTS OF THE CODE:

EXEMPTIONS WITH REGARD TO THE PERSONAL INVESTMENT POLICY AND PERSONAL ACCOUNT REPORTING REQUIREMENTS OF THE CODE MAY BE GRANTED BY THE CO TO SELECT EMPLOYEES. SUCH INSTANCES WILL BE EVALUATED ON A CASE BY CASE BASIS TAKING INTO CONSIDERATION AN INDIVIDUAL EMPLOYEE’S JOB RESPONSIBILITIES. SUCH EXEMPTIONS WILL BE DOCUMENTED IN THE COMPLIANCE FILES OF THE ADVISER. EMPLOYEES WHO ARE GRANTED EXEMPTIONS WILL RECEIVE A COPY OF THE WRITTEN EXEMPTION APPROVAL SIGNED BY THE CO.

COVERED PERSONS MUST NEVER TRADE IN A SECURITY WHILE IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION ABOUT THE ISSUER OR THE MARKET FOR THOSE SECURITIES, EVEN IF THE COVERED PERSON HAS BEEN GRANTED AN EXEMPTION FROM THE PERSONAL INVESTMENT POLICY AND PERSONAL SECURITIES ACCOUNT REPORTING REQUIREMENTS OF THE ADVISER.

ANNEX F

OPENING AND MAINTAINING PERSONAL SECURITIES ACCOUNTS:

A Request to Open a Personal Securities Account (Annex G) must be completed and approved by the CO prior to or at the time of the opening of an account. When necessary, the CO will send a letter to each broker-dealer, that is housing, or that will house, a Personal Securities Account for all Covered Persons and their Related Persons, signed by the applicable Covered Person or Related Person, directing the broker-dealer to send copies of trade confirmations and monthly statements to the CO.

A Covered Person must provide the Adviser with duplicate trade confirmations and account statements for all Personal Securities Accounts of such Covered Person and Related Persons. Such trade confirmations and account statements should be provided to the CO at least as frequently as with the quarterly report (as described below) for the quarter within which such transaction occurred. Quarterly statements received by the advisor are acceptable in the case where there has been no activity in the account. The confirmations and statements will not be required to the extent that they would duplicate information contained in the trade confirmations and account statements already received by the Adviser, provided the Adviser receives such trade confirmations and account statements within 30 days after the calendar quarter in which the transaction took place.

ANNEX F

SECURITIES COVERED:

Securities covered by this policy are stocks, bonds, shares of closed-end mutual funds, debentures, and other evidences of indebtedness, including senior debt, subordinated debt, investment contracts, commodity contracts, futures, private placements and all derivative instruments such as options, warrants and indexed instruments, or, in general, any interest or instrument commonly known as a security. “Security” also includes securities that are “related” to a security being purchased or sold by the Fund or another client of the Adviser. A “Related Security” is one whose value is derived from the value of another security (e.g., a warrant, option, or an indexed instrument).

For purposes of this policy, the definition of Security does not include U.S. Treasury obligations, mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; and high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody’s, including repurchase agreements; shares of money market funds; shares of other types of mutual funds, unless the Adviser or a control affiliate acts as investment adviser or underwriter to such fund; and units of a unit investment trust if such unit investment trust is invested exclusively in unaffiliated mutual funds.

PERSONAL SECURITIES ACCOUNT RESTRICTIONS:

The following restrictions apply to trading for Personal Securities Accounts of Covered Persons and Related Persons:

•

A Covered Person may not place any personal security transaction without written approval from the CO. Preclearance is granted for 48 hours from the time of approval. After 48 hours a new preclearance form must be submitted for approval by the CO.

•

No transactions for a Personal Securities Account may be made in a security that is on the Adviser’s Restricted List. The Restricted List will be maintained by the Adviser and will include issuers about which the Adviser has inside information.

No security may be purchased or sold in any Personal Securities Account fifteen (15) calendar days before or after a client trades (the “blackout period”) in the same security, unless (i) the security is one that is not publicly-traded and (ii) the CO makes a judgment, in her reasonable discretion, that the purchase or sale of security is not likely to affect either the price paid for such security by the client or the value of the client’s holdings in such security. In connection with any decision to approve a purchase or sale under

ANNEX F

this section, the CO will prepare a report of the decision that explains the reasoning for the decision and an analysis of any potential conflict of interest.

•	Covered Persons are prohibited from engaging in “short-swing” trading or market timing activities.

PARTICIPATION IN INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS BY COVERED PERSONS/RELATED ACCOUNTS:

Securities offered pursuant to an Initial Public Offering or private placement may not be purchased for Personal Securities Accounts without the prior written approval of the CO and another executive officer of the Adviser. Such requests should be made by supplying a completed Annex B to the CO for approval. In connection with any decision to approve such an investment, the CO will prepare a report of the decision that explains the reasoning for the decision and an analysis of any potential conflict of interest.

EXEMPTIONS FOR PRIVATE SECURITIES TRANSACTIONS

Purchases or sales of securities which receive the prior approval of the CO (upon consultation with another executive officer of the Adviser as appropriate) may be exempted from certain restrictions if such purchases or sales are not likely to have any economic impact on any client account managed or advised by the Adviser.

THE BLACKOUT PERIOD (AS DESCRIBED ABOVE UNDER “PERSONAL SECURITIES ACCOUNT RESTRICTIONS”) SHALL NOT APPLY TO ANY SECURITIES TRANSACTION, OR SERIES OF RELATED TRANSACTIONS, INVOLVING THE GREATER OF AN AGGREGATE TRANSACTION AMOUNT OF US $25,000, OR 500 SHARES OR LESS IN THE AGGREGATE OF ANY SECURITY, IF THE ISSUER HAS A MARKET CAPITALIZATION (OUTSTANDING SHARES MULTIPLIED BY THE CURRENT PRICE PER SHARE) GREATER THAN US $5 BILLION (“LARGE CAP/DE MINIMUS EXEMPTION”).

ANNEX F

PERSONAL SECURITIES ACCOUNT REPORTING REQUIREMENTS UNDER THE CODE

INITIAL REPORTING UNDER THE CODE:

The following reports must be submitted to the CO, and the information contained therein must be current as of a date not more than 45 days before such person became a Covered Person or 45 days before the submission date of a report, as applicable:

Within approximately 10 days of becoming a Covered Person, all Adviser personnel must submit to the CO a statement of all securities in which such Covered Person has any direct or indirect beneficial ownership. Such information should be provided on the form attached as Exhibit B. This statement must include (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of such Covered Person and (iii) the date of submission by the Covered Person. Such submission should include copies of any brokerage statements current as of a date not more than 45 days before such person became a Covered Person.

QUARTERLY REPORTING OF PERSONAL SECURITIES TRANSACTIONS:

Within 30 days after the end of each calendar quarter, all Adviser personnel must provide information to the CO relating to securities transactions executed during the previous quarter for all securities accounts. This statement must include (i) the date of the transaction, (ii) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount of each security, (iii) the nature of the transaction, (iv) the price of the security at which the transaction was effected, (v) the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of such Covered Person and (vi) the date of submission by the Covered Person. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

The quarterly report will not be required to the extent that such report would duplicate information contained in the trade confirmations and account statements already received by the Adviser, provided the Adviser receives such trade confirmations and account statements within 30 days after the calendar quarter in which the transaction took place.

ANNEX F

Approximately on the 15th day of the month after the end of the quarter, all Covered Persons will be sent an e-mail requesting confirmation that they have provided to the CO a copy of all statements and transactions for covered accounts and investments that are not already received by way of confirmations and statements directly from brokers. This shall serve as a reminder to Covered Persons to supply all statements for covered accounts that are not supplied directly by the broker. Replies should be sent to the CO or the CA by the 25th of the month following the related quarter. The CO reviews same checking to see if all Employees responded and initials accordingly.

ANNUAL REPORTING OF PERSONAL SECURITIES TRANSACTIONS:

Each Covered Person shall submit an annual report to the CO showing as of a date no more than 30 days before the report is submitted (1) all holdings in securities in which the person had any direct or indirect beneficial ownership and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person or Related Persons.

NOTE: COVERED PERSONS MAY SATISFY THIS REQUIREMENT BY CERTIFYING ANNUALLY THAT ALL TRANSACTIONS DURING THE YEAR WERE EXECUTED IN ACCOUNTS FOR WHICH THE CCO RECEIVES CONFIRMATIONS AND PERIODIC STATEMENTS.

ANNEX F

POLITICAL CONTRIBUTIONS AND AFFILIATIONS

•	All political contributions by employees, regardless of size, must be pre-cleared by the CO.
•

All employees of the Company have an obligation to notify the CO immediately of any activities related to its business where there is any solicitation, demand or other request for anything of value, by or on behalf of (A) any official, employee or agent of any government or any agency, publicly owned enterprise, authority or instrumentality of any jurisdiction or public international body (“Official”), or (B) any political party, political party official or candidate for public office (“Candidate”) .

The CO should also be made aware of any relationships between any employees, or other persons acting on behalf of the Company, and any Official or Candidate

Current SEC Regulations provide that it would be unlawful for any SEC Registered Investment Adviser (IA), such as TAM, to provide investment advisory services for compensation to a government entity within two years after a contribution (made after March 14, 2011) to an official of the government entity is made by the IA or by any covered person of the IA subject to the following exceptions:

If the covered person of the IA was entitled to vote at the time of the contributions and the amount of the contribution does not exceed $350 to one official or if the covered person was not entitled to vote at the time of the contribution, and the amount of the contribution did not exceed $150 to one official.

If the Covered person made a political contribution more than six (6) months prior to becoming a covered associate of the IA unless such person, after becoming a covered person, solicits clients on the behalf of the IA

If the contribution was discovered within four (4) months was returned and the amount was less than $350 and the contribution was returned.

If anyone requires further explanation of this regulation, please contact the CO.

ACKNOWLEDGMENTS OF THE CODE

INITIAL ACKNOWLEDGMENT OF THE CODE:

Upon becoming a Covered Person, the Adviser will provide such Covered Person with a copy of this Code of Ethics. Within approximately 10 days of becoming a Covered Person, such Covered Person must submit to the CO an acknowledgement (Exhibit B) that they have received a copy of this policy, and that they have read and understood its provisions.

ANNEX F

ANNUAL ACKNOWLEDGMENT OF THE CODE:

All Covered Persons are required to certify annually that they have (i) read and understand this policy and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this policy and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics.

AMENDMENTS TO THE CODE OF ETHICS:

As necessary, the Adviser will promptly provide each Covered Person with any amendments to the Code of Ethics. Within approximately 10 days of receipt of any such amendments, each Covered Person must submit to the CO an acknowledgement that they have received a copy of such amendment, and that they have read and understood it.

RESPONSIBILITY OF THE CHIEF COMPLIANCE OFFICER

The Adviser has created the position of Chief Compliance Officer (“CO”) and the CO shall be responsible for:

•	Implementation and maintenance of the Code

•	All record-keeping functions mandated by the Code, including the review of all initial and annual holding reports as well as the quarterly transactions reports described above.

•	Prompt reporting of any material violations of the Code or deviations of the policy to a Managing Partner of the Company and recording of exceptions in the Compliance Exception Log

ANNEX F

VIOLATIONS OF THE CODE

The CO shall review all exceptions recorded in the Compliance Exception log and will provide an overview of exceptions incurred during the quarter during the quarterly meetings of the Compliance Committee.

All material violations of this Code will be reported by the CO to a Managing Partner of the Adviser, who may impose such sanctions as such Managing Partner deems appropriate, including, among other things, a letter of censure, fine, suspension or termination of the employment of the violator.

All Covered Persons are required to promptly report any violations of this Code to the CO. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

CONFIDENTIALITY

All information obtained from any person pursuant to this policy shall be kept in strict confidence, except that such information will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law, regulation or this policy.

RETENTION OF RECORDS

All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this policy and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 204-2 under the Advisers Act.

AMENDMENTS

UNLESS OTHERWISE NOTED HEREIN, THIS POLICY SHALL BECOME EFFECTIVE AS TO ALL COVERED PERSONS AS OF MARCH 2011. THIS POLICY MAY BE AMENDED AS TO COVERED PERSONS FROM TIME TO TIME.

ANNEX F